Exhibit 99.1

News Release
For Release:    IMMEDIATE RELEASE
Contact:          Frank C. Marchisello, Jr.
(336) 834-6834

TANGER ANNOUNCES EXPANSION OF ITS MANAGEMENT TEAM
WITH THE APPOINTMENT OF
CHAD D. PERRY AS EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL

GREENSBORO, NC, December 12, 2011, Tanger Factory Outlet Centers, Inc. (NYSE:SKT), announced today that it has expanded its senior management team by appointing Chad D. Perry, 39, to the newly created position of Executive Vice President and General Counsel. He will report to Steven B. Tanger, President and Chief Executive Officer.

“Mr. Perry's legal background is impressive and demonstrates his value as a trusted business advisor on strategic initiatives including acquisition and development. He will advise our executive management team on legal matters including corporate governance and compliance, and will manage outside counsel relationships and Tanger's in house legal department,” stated Steven Tanger.

Mr. Perry brings nearly 15 years of legal experience to Tanger, including both client-based and corporate counsel roles. Most recently he served as Executive Vice President and Deputy General Counsel for LPL Financial Corporation for the past five years. The company, whose shares are traded on the NASDAQ exchange, completed its initial public offering during his tenure. His responsibilities included corporate governance, executive compensation plans, and strategic initiatives and public company matters including acquisitions and the development of new business lines. In addition, he managed all related outside counsel relationships.

Prior to LPL, Mr. Perry was Senior Corporate Counsel at EMC Corporation. In this role, he focused on corporate and securities matters, and advised management on potential acquisitions, investments, joint ventures, and the development and implementation of compensation practices.

Mr. Perry started his career in the Boston office of the international law firm Ropes & Gray, where he advised clients on a wide range of corporate transactions and compliance matters. He spent the last three of his eight years with the firm in San Francisco, a new firm office that he helped form.

Currently residing in the Boston area, Mr. Perry and his family will relocate to North Carolina, and he will be based out of Tanger's corporate headquarters office in Greensboro. Mr. Perry graduated from Princeton University with a B.A. and holds a J.D. from Columbia University. He is a member of both the Massachusetts and California bar associations.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 39 upscale outlet shopping centers in 25 states coast to coast and in Canada, totaling approximately 11.8 million square feet leased to over 2,500 stores operated by 455 different brand name companies. More than 175 million shoppers visit Tanger Factory Outlet Centers annually. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.